Exhibit 99.1

Press Contact:	Investor Contact:
Trinseo	Trinseo
Matthew Cassidy	Andy Myers
Tel : +1 610-240-3264	Tel : +1 610-240-3221
Email: mcassidy@trinseo.com	Email: aemyers@trinseo.com

Trinseo Reports Third Quarter 2020 Financial Results

Third Quarter 2020 and Other Highlights

●	Net income of $106 million and diluted EPS of $2.75

●	Adjusted EBITDA* of $102 million, including a $2 million favorable impact from net timing, and Adjusted EPS* of $2.87

●	COVID-19 pre-tax impact of $65 million to $70 million in the first half of the year with an expected second half pre-tax benefit of $10 million to $15 million from restocking volume and margin benefits, resulting in a full-year anticipated pre-tax impact of $55 million

●

Improved market conditions and continued actions in response to COVID-19, including reduced capital spending and operating expenses, resulted in third quarter cash from operations of $52 million, Free Cash Flow* of $39 million, and quarter-ending cash and cash equivalents of $503 million

	Three Months Ended
	September 30,
$millions, except per share data	2020	2019
Net Sales	$752	$922
Net Income	106	22
EPS (Diluted) ($)	2.75	0.56
Adjusted Net Income*	110	27
Adjusted EPS ($)*	2.87	0.67
EBITDA*	97	74
Adjusted EBITDA*	102	88

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income, all of which are non-GAAP measures, to Net Income, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

BERWYN, Pa — November 5, 2020 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its third quarter 2020 financial results. Net sales of $752 million in the third quarter decreased 18% versus prior year mainly due to the pass through of lower raw materials. Total Company sales volume was similar to prior year, the result of a strong recovery in demand in automotive, tires, construction, and appliance applications. Third quarter net income of $106 million was $84 million above prior year while third quarter Adjusted EBITDA of $102 million was $14 million above prior year. The increase in year-over-year profitability was due to both higher margins in most segments and cost reduction initiatives. In addition, the third quarter net income included a tax benefit of $50 million which represents a year-to-date normalization due to the improved full-year outlook for the estimated annual effective tax rate.

Cash provided by operating activities for the third quarter was $52 million and capital expenditures were $13 million, resulting in Free Cash Flow for the quarter of $39 million. In July, the Company fully repaid the outstanding $100 million revolver borrowing which was drawn in April. The cash balance at the end of the quarter was $503 million. For a reconciliation of Free Cash Flow to cash provided by operating activities, see Note 3 below.

Commenting on the Company’s third quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “During the third quarter we observed significant demand recovery in many of our end markets. In addition, tighter market conditions led to higher year-over-year margins for styrene, polystyrene, polycarbonate and ABS. I want to thank our employees for their continued dedication and there’s no doubt that our improved performance is a byproduct of both their hard work and the speed at which our management group was able to adjust.”

Third quarter Results and Commentary by Business Segment

●	Latex Binders net sales of $183 million for the quarter decreased 20% versus prior year due almost entirely to the pass through of lower raw material costs. Volumes were slightly lower than prior year due to continued headwinds in graphical paper, but that was largely offset by positive volume trends in board packaging, CASE applications, and textile, as well as higher volumes from the Rheinmuenster acquisition. Adjusted EBITDA of $20 million was $1 million lower than prior year due to a negative net timing variance of $3 million, partially offset by cost reduction initiatives. Sales volume to CASE applications in the third quarter and year-to-date third quarter increased 3% in comparison to prior year.

●	Synthetic Rubber net sales of $79 million for the quarter decreased 24% versus prior year due mainly to the pass through of lower raw material costs. Demand in the tire market improved versus the low levels observed during the second quarter, which were caused by COVID-19 shutdowns. Adjusted EBITDA of negative $2 million was $10 million below prior year from both lower margins, including the impact of higher spot sales in ESBR, and lower fixed cost absorption from inventory reduction initiatives.

●	Performance Plastics net sales of $290 million for the quarter decreased 11% versus prior year due mainly to the pass through of lower raw material costs. Adjusted EBITDA of $51 million was $15 million higher than prior year due to cost reduction initiatives as well as expanded margins in polycarbonate and ABS from tighter market conditions and improved customer mix. Sales volume to Engineered Materials applications in the third quarter decreased approximately 3% in comparison to prior year.

●	Polystyrene net sales of $167 million for the quarter were 15% below prior year. Lower pricing from the pass through of lower raw material costs negatively impacted net sales by 25%. This was partially offset by higher sales volume due to higher demand to essential applications such as packaging and appliances. Adjusted EBITDA of $21 million represents the highest Adjusted EBITDA in the segment since 2015. This result was $4 million higher than prior year due to higher volume, particularly to appliance applications, as well as expanded margins in Asia and Europe from high demand and industry utilization rates.

●	Feedstocks net sales of $32 million for the quarter were 51% below prior year due to lower styrene pricing as well as lower styrene-related sales volume. Higher styrene margin and production led to Adjusted EBITDA of $11 million compared to breakeven in the prior year.

The Company previously announced that it was evaluating strategic options for its styrene monomer plant in Boehlen, Germany. As part of this effort, a new raw material agreement was negotiated that is expected to make the plant economically feasible along with the added benefit of operational flexibility. Therefore, we are no longer evaluating strategic options.

●	Americas Styrenics Adjusted EBITDA of $18 million for the quarter was $7 million below prior year due mainly to lower styrene margins in North America as well as volume-related impacts from COVID-19.

Change to Business Segmentation

Starting in the fourth quarter of 2020, the Company will change its segment reporting to provide increased clarity within its Performance Plastics segment. The number of reporting segments will increase from six to seven. Five of the segments will be unchanged: Latex Binders, Synthetic Rubber, Feedstocks, Polystyrene and Americas Styrenics. Performance Plastics will be reorganized into two separate reporting segments: Engineered Materials and Base Plastics. The new Engineered Materials segment includes compounds and blends products sold into applications such as consumer electronics and medical, as well as thermoplastic elastomer products sold into a variety of applications including footwear and automotive. The new Base Plastics segment will include the results of the remaining product lines, including ABS and polycarbonate as well as compounds and blends for automotive and other applications.

This new structure is aligned with the Company’s strategy to invest its efforts and resources into product offerings serving applications that tend to be less cyclical and offer significantly higher growth and margin potential. In 2019 and thus far in 2020, Engineered Materials delivered margins that were more than two times the average of products serving all applications within the Performance Plastics segment. A summary of historical results for the new segmentation is available in the appendix of the slide presentation.

Outlook

Commenting on the outlook for the remainder of 2020, Bozich said, “We have seen demand momentum continue in October and we are cautiously optimistic that this will continue through the end of the year. We expect to end the year with a strong balance sheet and liquidity position which will enable us to continue to invest in areas that will provide value to our shareholders including focusing on higher margin, more resilient applications and the exciting opportunities emerging in polystyrene circularity.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its third quarter 2020 financial results on Friday, November 6, 2020 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations. To register for this conference call, please use the following links:

●	Conference Call Registration – for those interested in asking questions during the Q&A session
●	Webcast Registration – for those interested in listening only

After registering, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register at least one day in advance to ensure you are connected for the full call.

Trinseo has posted its third quarter 2020 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until November 6, 2021.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.8 billion in net sales in 2019, with 17 manufacturing sites around the world and approximately 2,700 employees. For more information visit www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain “forward-looking statements” including, without limitation, statements concerning plans, objectives, goals, projections, expectations, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements may be identified by the use of words like “expect,” “estimate,” “will,” “may,” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on the Company’s current expectations and assumptions regarding the impact from the COVID-19 pandemic, the Company’s business, the economy and other future conditions. Specific factors that could cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, risks related to the ongoing impact of the COVID-19 pandemic and those discussed in the Company’s Annual Report for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”), in subsequent Quarterly Reports on Form 10-Q and in other filings and furnishings made by the Company with the SEC from time to time. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance. As a result of these or other factors, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof and are not a guarantee of future performance. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$752.1	$922.1	$2,175.3	$2,887.0
Cost of sales	648.8	836.9	2,009.3	2,618.1
Gross profit	103.3	85.2	166.0	268.9
Selling, general and administrative expenses	53.7	67.6	189.6	208.0
Equity in earnings of unconsolidated affiliates	18.3	25.7	42.5	98.2
Impairment charges	—	—	38.3	—
Operating income (loss)	67.9	43.3	(19.4)	159.1
Interest expense, net	10.0	9.2	32.0	29.3
Other expense, net	1.6	2.3	4.1	7.7
Income (loss) before income taxes	56.3	31.8	(55.5)	122.1
Provision for (benefit from) income taxes	(49.5)	9.3	3.3	35.8
Net income (loss)	$105.8	$22.5	$(58.8)	$86.3
Weighted average shares- basic	38.3	40.1	38.4	40.7
Net income (loss) per share- basic	$2.77	$0.56	$(1.53)	$2.12
Weighted average shares- diluted	38.4	40.4	38.4	41.2
Net income (loss) per share- diluted	$2.75	$0.56	$(1.53)	$2.09

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$503.3	$456.2
Accounts receivable, net	527.6	570.8
Inventories	311.6	438.2
Other current assets	20.7	25.9
Investments in unconsolidated affiliates	230.6	188.1
Property, plant, equipment, goodwill, and other intangible assets, net	835.7	885.0
Right-of-use assets - operating	75.0	71.4
Total other assets	142.3	123.2
Total assets	$2,646.8	$2,758.8
Liabilities and shareholders’ equity
Current liabilities	457.8	527.6
Long-term debt, net	1,159.7	1,162.6
Noncurrent lease liabilities - operating	62.6	58.0
Other noncurrent obligations	419.1	341.7
Shareholders’ equity	547.6	668.9
Total liabilities and shareholders’ equity	$2,646.8	$2,758.8

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities
Cash provided by operating activities	$127.7	$274.9

Cash flows from investing activities
Capital expenditures	(60.9)	(71.2)
Net cash received (paid) for asset and business acquisitions, net of cash acquired	0.1	(6.4)
Proceeds from the sale of businesses and other assets	11.9	0.7
Proceeds from the settlement of hedging instruments	51.6	—
Cash provided by (used in) investing activities	2.7	(76.9)

Cash flows from financing activities
Short-term borrowings, net	(8.2)	(4.8)
Purchase of treasury shares	(25.0)	(98.7)
Dividends paid	(46.5)	(50.0)
Proceeds from exercise of option awards	0.4	0.9
Withholding taxes paid on restricted share units	(0.6)	(3.9)
Repayments of 2024 Term Loan B	(5.2)	(5.3)
Net proceeds from draw on 2022 Revolving Facility	100.0	—
Repayments of 2022 Revolving Facility	(100.0)	—
Cash used in financing activities	(85.1)	(161.8)
Effect of exchange rates on cash	1.3	(4.0)
Net change in cash, cash equivalents, and restricted cash	46.6	32.2
Cash, cash equivalents, and restricted cash—beginning of period	457.4	452.3
Cash, cash equivalents, and restricted cash—end of period	$504.0	$484.5
Less: Restricted cash, included in "Other current assets"	(0.7)	(1.2)
Cash and cash equivalents—end of period	$503.3	$483.3

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2020	2019	2020	2019
Latex Binders	$183.2	$229.7	$567.3	$683.8
Synthetic Rubber	79.5	104.2	217.5	340.9
Performance Plastics	290.1	324.8	784.3	1,041.7
Polystyrene	167.3	197.6	505.9	633.2
Feedstocks	32.0	65.8	100.3	187.4
Americas Styrenics*	—	—	—	—
Total Net Sales	$752.1	$922.1	$2,175.3	$2,887.0

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	September 30,
(In millions, except per share data)	2020	2019
Net income	$105.8	$22.5
Interest expense, net	10.0	9.2
Provision for (benefit from) income taxes	(49.5)	9.3
Depreciation and amortization	30.7	33.0
EBITDA	$97.0	$74.0
Restructuring and other charges (a)	2.0	0.2	Selling, general, and administrative expenses
Acquisition transaction and integration net costs	—	0.6	Selling, general, and administrative expenses
Other items (b)	2.6	13.3	Selling, general, and administrative expenses; Other expense, net
Adjusted EBITDA	$101.6	$88.1
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	101.6	88.1
Interest expense, net	10.0	9.2
Provision for (benefit from) income taxes - Adjusted (c)	(49.3)	19.7
Depreciation and amortization - Adjusted (d)	30.6	32.0
Adjusted Net Income	$110.3	$27.2
Adjusted EPS	$2.87	$0.67

Adjusted EBITDA by Segment:
Latex Binders	$19.6	$21.0
Synthetic Rubber	(2.2)	7.4
Performance Plastics	50.9	36.3
Polystyrene	20.7	16.3
Feedstocks	10.8	0.1
Americas Styrenics	18.3	25.7
Corporate unallocated	(16.5)	(18.7)
Adjusted EBITDA	$101.6	$88.1

(a)	Restructuring and other charges for the three months ended September 30, 2020 primarily relate to charges incurred in connection with the Company’s corporate and other restructuring programs. Restructuring and other charges for the three months ended September 30, 2019 primarily relate to decommissioning and employee termination benefit charges incurred in connection with the upgrade and replacement of our compounding facility in Terneuzen, The Netherlands as well as our decision to cease manufacturing activities at our latex binders manufacturing facility in Livorno, Italy.

(b)	Other items for the three months ended September 30, 2020 and 2019 primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives as well as advisory and professional fees incurred in conjunction with our initiative to transition business services from Dow, including certain administrative services such as accounts payable, logistics, and IT services.

(c)	Adjusted to remove the tax impact of the items noted in (a), (b), and (d). The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred. The three months ended September 30, 2019 excludes a $7.4 million tax benefit related to the re-measurement of the Company’s deferred tax assets and liabilities in Switzerland due to changes in the Swiss Federal tax rules enacted in August 2019.

(d)	For the three months ended September 30, 2019 the amount excludes accelerated depreciation of $1.0 million related to the shortening of the useful life of certain information technology assets related to the transition of business services from The Dow Chemical Company (noted in (b) above).

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2020	2019	2020	2019
Cash provided by operating activities	$51.9	$40.9	$127.7	$274.9
Capital expenditures	(12.7)	(23.6)	(60.9)	(71.2)
Free Cash Flow	$39.2	$17.3	$66.8	$203.7